UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2010

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 17, 2010, ConAgra Foods, Inc. (the "Company") and Robert F. Sharpe, Jr., the Company’s former Executive Vice President and Chief Administrative Officer and former President, Commercial Foods, amended and restated Mr. Sharpe’s employment agreement (the "Amendment"), effective as of October 30, 2010. The Company previously announced Mr. Sharpe’s intention to retire from the Company at the end of its current fiscal year (May 29, 2011).

The terms of Mr. Sharpe’s employment agreement and compensation have been previously disclosed in the Company’s filings with the Securities and Exchange Commission. Material terms of the Amendment are described here.

Under the Amendment, Mr. Sharpe has agreed to serve as a Special Advisor to the Company’s Chief Executive Officer through May 29, 2011. Mr. Sharpe will work a reduced schedule, at a rate approximating, and not less than, 25% of a full-time schedule. His responsibilities will include advisory work on investor relations matters, mergers and acquisitions activity, Board of Director relations, and transition support to the new President, Commercial Foods and the Executive Vice President and Chief Administrative Officer. Mr. Sharpe will continue to report to the Company’s Chief Executive Officer.

With respect to Mr. Sharpe’s cash compensation for the remainder of fiscal year 2011, under the Amendment, Mr. Sharpe’s annual salary was reduced to $250,000 per year effective retroactively to October 30, 2010. He will remain eligible for a cash incentive award for fiscal 2011 under the Company’s annual incentive program; his targeted award under that plan remains equal to 100% of his total salary actually earned for fiscal year 2011. His award also remains subject to the Company’s achievement of plan targets, as certified by the Human Resources Committee of the Board of Directors (the "Committee"). The Amendment provides that the Committee retains the discretion to increase, but not decrease, Mr. Sharpe’s actual cash incentive award as compared to the funded level, based on his individual performance for the year, but not beyond the maximum award the Committee authorized for Mr. Sharpe at the start of the fiscal year.

Under the Amendment, the Company has agreed that it may not terminate Mr. Sharpe’s employment other than for "cause." Neither the definition of "cause" in Mr. Sharpe’s employment agreement, nor the provisions of his employment agreement related to the effect of a for cause termination were changed by the Amendment. Upon a termination by the Company without cause, however, the Amendment provides Mr. Sharpe the full benefit of the Amendment as if he had remained employed through his planned retirement date of May 29, 2011.

The Amendment eliminated provisions contained in the original employment agreement regarding the provision of severance compensation in the event of "good reason" termination. The Amendment also eliminated Mr. Sharpe’s right to severance compensation in connection with a change in control of the Company. However, the Company has agreed that if a change of control of the Company should occur or be agreed to prior to May 29, 2011, the Company would require any successor to assume the obligations of the Amendment. The Amendment also provides that within sixty days following any future change of control of the Company, the successor would be required to deposit funds equal to the then present value of Mr. Sharpe’s non-qualified pension benefit into a rabbi trust for his benefit.

The Amendment provides for reimbursement of Mr. Sharpe’s ordinary business expenses, except travel expenses that have not been pre-approved by the Company’s Chief Executive Officer.

The Amendment did not eliminate Mr. Sharpe’s post-retirement obligations (in his original employment agreement) related to non-solicitation of Company employees, non-competition with the Company, and confidentiality. The Amendment also did not modify any of Mr. Sharpe’s equity awards or rights under the Company’s welfare and benefit plans.

As a result of the Amendment, Mr. Sharpe’s separate Change of Control Agreement with the Company is deemed to have been terminated effective as of October 30, 2010. In addition, under the Amendment, Mr. Sharpe’s Time Share Agreement with the Company will terminate as of November 30, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

November 19, 2010	By:	Colleen Batcheler

Name: Colleen Batcheler
Title: Executive Vice President, General Counsel & Corporate Secretary